Exhibit 99.(h)(26)

SECOND AMENDMENT TO SCHEDULE B

SERVICE FEES

Dated October 1, 2013

1. Fund Compliance Services Fees

Fund Compliance Services provided under this Agreement:

$95,000 annual fee

The Company shall pay the annual fee, in quarterly installments, within ten (10) days after the end of each month.

2. Out of Pocket Expenses, including but not limited to the following:

(a) A maximum of $10,000 annually in out-of-pocket expenses incurred in connection with Beacon Hill’s provision of the Chief Compliance Officer to the Company and in connection with compliance services including but not limited to, travel costs for attending Board meetings, printing and postage, record retention, state, federal and other regulatory registration filings and related fees, and conducting due diligence of Service Providers; and

(b) Any other expenses approved by the Board.

For out of pocket expenses, Beacon Hill will invoice the Company and the Company will remit payment within 15 days of receipt of invoice.

TRIBUTARY FUNDS, INC.
(formerly “FIRST FOCUS FUNDS, INC.)
(the “COMPANY”)

/s/ Stephen R. Frantz
Name: Stephen R. Frantz
Title: President

BEACON HILL FUND SERVICES, INC.

/s/ Stephen G. Mintos
Name: Stephen G. Mintos
Title: President